                                                                       EXHIBIT 5


                         [RICHARDS & O'NEIL, LLP LETTERHEAD]
(212) 207-1200



                                                            October 26, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Staff Builders, Inc.
              --------------------

Dear Sir or Madam:

          We have acted as special counsel to Staff Builders, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of up to an aggregate of 972,190 shares (the "Shares") of the Company's Class A common stock, par value $.01 per share ("Class A Common Stock"), pursuant to the Company's 1986 Non-Qualified Stock Option Plan, as amended (the "Plan").

          As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering this opinion. In our examinations, we have assumed the genuineness of all documents submitted to us as originals and the conformity to originals and certified documents of all copies submitted to us as conformed copies.

          In rendering the opinion below, we have assumed that (a) upon exercise of the options granted under the Plan (the "Options"), the Company will have a sufficient number of authorized shares of Class A Common Stock not reserved for other purposes to permit the issuance of the Shares; and (b) prior to the dates of exercise of the Options, no change occurs in the applicable law or the pertinent facts.

Securities and Exchange Commission
October 26, 1995
Page 2


          We do not purport to be experts in, or to express any opinion herein concerning, the law of any jurisdiction other than the State of New York, the United States of America and the State of Delaware (but only insofar as set forth in the General Corporation Law of the State of Delaware).

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance by the Company upon exercise of the Options and, when issued and sold against payment therefor in accordance with the terms of the Plan and the subscription agreements executed thereunder, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 being filed herewith by the Company with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.


                                   Very truly yours,


                                   /s/ Richards & O'Neil,LLP